Exhibit 99(e)(7)

CELLTECH GROUP PLC

RULES OF

CELLTECH GROUP 1993
EXECUTIVE SHARE OPTION SCHEME

(approved and adopted by the Company

in general meeting

on 1st November, 1993 and

including all amendments

up to 10th July, 1997 and

amendments to be approved

and adopted by the Company

in general meeting on 22nd July, 1999,

subject to and conditional upon the

Merger Offer for Chiroscience Group plc

becoming or being declared unconditional

in all respects)

ALLEN & OVERY

London

CELLTECH GROUP 1993
EXECUTIVE SHARE OPTION SCHEME

CONTENTS

Section A - Rules

1.	Interpretation
2.	Eligibility
3.	Grant of Options
4.	Performance Requirements
5.	Prohibition on Assignment
6.	Limit on Shares
7.	Limit on Participation
8.	Exercise of Options
9.	Lapse of Option
10.	Cessation of Employment - Special Circumstances
11.	Manner of Exercise and Issue or Transfer of Shares
12.	Issue or Reorganisation
13.	Takeover and Reconstruction
14.	Voluntary Winding Up
15.	Administration
16.	Amendment
17.	Duration and Termination

Section B

SECTION A

Inland Revenue Reference X6897/PAM

1.             INTERPRETATION

(1)           The following words and expressions have the following meanings except where the context otherwise requires:

“Acquisition Price”

the price, as determined by the Directors, at which each Share subject to an Option may be acquired on the exercise of that Option.  That price must not be manifestly less than an amount equal to 100 per cent, of the Market Value of a Share at the Date of Grant;

The Acquisition Price may be varied under Rule 12 and, if Rule 13(5) has been applied, the “Acquisition Price” shall be the price for the acquisition of a share in the company whose shares are scheme shares determined under Rule 13(5);

“Approval”	approval of the Scheme as a share option scheme under Schedule 9;

“Auditors”	the auditors for the time being of the company whose shares are scheme shares;

“Company”	CelltechGroup plc;(1)

“Control”	has the same meaning as in Section 840 ICTA 1988;

“Date of Grant”	the date on which an Option is granted under Rule 3;

“Directors”	the board of directors for the time being of the Company or a duly constituted committee of the board;

“Eligible Employee”	any person holding Employment who is not precluded from participating in the Scheme by paragraph 8 of Schedule 9;

“Employment”

employment as an employee or full-time Director of any Participating Company and, for the purposes of the Scheme, a transfer of employment from one Participating Company to another shall not be treated as a cessation of employment and, further, “full-time” shall mean that a Director is required to

(1)           The name of the Company has been changed to Celltech plc and it is intended to change the name of the Company to Celltech Chiroscience plc.

devote substantially the whole of his working time, not being less than 25 hours per week excluding meal breaks, to the performance of his duties;

“Employee Option”	an Option granted to an Eligible Employee employed on Grade 9 or below (or an equivalent position within the Group);

“Grant Period”	the period of 42 days commencing on the day after any of the following:

(a) the date on which the Company releases its interim results or its final results for any financial period; or

(b) the date on which listing particulars or a document containing equivalent information relating to Shares is issued; or

(c) the date on which Approval is given

or such other period (other than the two months before the date on which the Company announces its interim or final results) if the Board considers that there are exceptional circumstances;

“Group”	the Company and all Subsidiaries which are under the Control of the Company;

“Group Remuneration”	at any particular time the highest of:

(a) an Eligible Employee’s annual basic salary in respect of his employment with the Group;

(b)           an Eligible Employee’s total emoluments, excluding benefits in kind, in respect of his employment with the Group paid during a period of twelve months selected by the Directors which ends at or at any time within 2 years before that time;

“ICTA1988”	Income and Corporation Taxes Act 1988;

“Issue or Reorganisation”

any variation in the capital of the Company (or any other company whose shares are scheme shares) arising from or in connection with a capitalisation issue, an offer to the holders of Shares by way of rights, a subdivision, consolidation, reduction or other variation of share capital;

“Listing”	the occasion when Shares are first listed on the London Stock Exchange;

“the London Stock Exchange”	The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited or any successor body carrying on the business of the London Stock Exchange;

“Market Value”

(a)           if the Shares are not listed on the London Stock Exchange an amount equal to the market value of a Share determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 agreed in advance for the purposes of the Scheme with the Shares Valuation Division of the Inland Revenue; and

(b)           if the Shares are listed on the London Stock Exchange an amount equal to the middle market quotation of a Share on the dealing day immediately preceding the Date of Grant or, if the Directors so decide, the average for the five dealing days immediately preceding the Date of Grant as ascertained from the Daily Official List of the London Stock Exchange;

“Option”	a right to acquire Shares under the Scheme;

“Other Executive Option Scheme”	any Other Option Scheme the grant of any option under which is in practice substantially limited to persons of executive status;

“Other Option Scheme”	any employee share option scheme adopted by the Company (other than the Scheme and the Celltech Group 1993 Unapproved Share Option Scheme) providing for the issue of Shares;

“Participant”	any individual who has been granted an Option including, if relevant, his legal personal representatives;

“Participating Company”	any company within the Group to which the Directors from time to time extend the Scheme;

“Profit Sharing Scheme”	any employee share scheme approved by the Inland Revenue under Schedule 9 which provides for the issue of Shares;

“Remuneration”	at any particular lime, an Eligible Employee’s relevant emoluments for the current or preceding year of assessment (whichever of those years gives the greater amount) or, if there were no relevant emoluments for the preceding year of assessment, his relevant emoluments for the period of twelve months beginning with the first day during the current year of assessment in respect of which there are relevant emoluments and “relevant emoluments” has the meaning ascribed to it in paragraph 28(4) of Schedule 9;

“Revenue Limit”	at any particular time the greater of:

(a) £100,000; and

(b) four times the Eligible Employee’s Remuneration

or such other amount as may from time to time be the appropriate limit for the purpose of paragraph 28(2) of Schedule 9;(2)

“Schedule 9”	Schedule 9 ICTA 1988;

“Scheme”	the Celltech Group 1993 Executive Share Option Scheme, in its present form, as from time to time amended in accordance with the rules;

“Share”	an ordinary share in the capital of the Company or, if Rule 13(5) has been applied, the company whose shares are scheme shares which satisfies the conditions of paragraphs 10 to 14 of Schedule 9;

“Subsidiary”	a company which is a subsidiary of the Company within the meaning of Section 736 of the Companies Act 1985.

(2)           Other words or expressions, so far as not inconsistent with the context, shall have the same meanings as in Schedule 9.

(3)           Words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine.

(4)           Any reference, express or implied, to an enactment includes references to:

(a)           that enactment as amended, extended or applied by or under any other enactment; and

(b)           any enactment which that enactment re-enacts (with or without modification).

(2)           The Finance Act 1996 has changed the Revenue Limit so that no person shall be granted an approved Option in pursuance of rights obtained under the Scheme or any other share option scheme (not bring a savings related share option scheme) approved under Schedule 9to ICTA 1988 and established by the Company or by any associated company (and not exercised) to exceed or further exceed £30,000.

2.             ELIGIBILITY

No person is entitled as of right to participate in the Scheme.  The Directors may decide from time to time which Eligible Employee or Eligible Employees may participate and the extent of the participation.

3.             GRANT OF OPTIONS

(1)           The Directors may adopt any procedure for granting Options.  Selected Eligible Employees may be invited to apply for Options or may be granted Options without having been invited to apply.  The form for the time being of any option certificate or other document shall be determined by the Directors subject to the approval of the Inland Revenue.

(2)           An Option shall be granted either by deed or in consideration for the payment of or an agreement to pay a nominal monetary consideration, specified by the Directors, which is not refundable and which does not form part of the Acquisition Price of the Option, however many Shares are subject to the Option.

(3)           The Date of Grant of an Option shall be the day on which an application for an Option is accepted or on which the deed granting the Option is executed, whichever is appropriate.

(4)           A Participant who is granted an Option by deed may, with the consent of the Directors, renounce the Option, in whole or in part, within 30 days of the Date of Grant and, to the extent renounced, shall be treated as if it had never been granted.

(5)           If Shares are listed or dealt in on the Unlisted Securities Market of the London Stock Exchange the Date of Grant must be chosen so that each dealing day used to determine the Acquisition Price lies within a Grant Period.  However, Options may be granted at any other time when the Directors consider that there are exceptional circumstances justifying the grant of Options.

(6)           An Option certificate or deed of grant shall be sent to the Participant as soon as practicable after an Option has been granted.

(7)           An Option shall constitute a contract between the Company and the Participant incorporating the provisions of the Scheme so far as relevant.

(8)           An Option shall not be granted to an Eligible Employee if he is bound to retire in accordance with the terms of his contract of employment within two years of the Date of Grant.

4.             PERFORMANCE REQUIREMENTS

(1)           The Directors may grant an Option to an Eligible Employee subject to such objective terms and conditions as they consider appropriate.

(2)           The Directors may subsequently alter or waive any terms and conditions imposed under sub- rule (1) provided that any alteration to a term or condition relating to performance must be such that the altered term or condition reflects a fairer measure of the performance required and is no more difficult to satisfy than the term or condition at the Date of Grant.

(3)           The circumstances in which the Directors may alter or waive the terms and conditions imposed shall be specified in the letter of invitation (if the invitation procedure is used) or in the letter enclosing the option certificate or in the deed of grunt.

(4)           The Directors must act fairly and reasonably in imposing, altering or waiving any terms and conditions and no terms and conditions may be imposed or subsequently altered or waived without the prior approval of the Board of Inland Revenue.

(5)           Any terms and conditions to which an Option is subject under sub-rule 4(1) shall be deemed to be waived in any of the circumstances specified in Rules 8(l)(b), other than retirement at or after any age at which he is bound to retire in accordance with the terms of his contract of employment, 8(l)(c), 13 and 14.

5.            PROHIBITION ON ASSIGNMENT

(1)           No Option granted under the Scheme may be transferred, assigned, charged or otherwise alienated.

(2)           If a Participant enters into a composition with his creditors in satisfaction of his debts or a bankruptcy order is made against him his Option will lapse.

6.            LIMIT ON SHARES

(1)           5% in 10 year Limit

The total number of unissued Shares in respect of which Options (other than Employee Options) may be granted under the Scheme in any year shall not, when aggregated with the number of Shares issued pursuant to options (other than Employee Options) granted, or capable of issue pursuant to options (other than Employee Options) granted, under the Scheme and any Other Executive Option Scheme established by the Company after the date of adoption of the Scheme, during that and the preceding 9 years, exceed 5% of the ordinary share capital of the Company in issue at the end of that year.

(2)           10% in 10 year Limit

The total number of unissued Shares in respect of which Options may be granted under the Scheme in any year shall not, when aggregated with:

(a)           the number of Shares issued pursuant to options granted, or capable of issue pursuant to options granted, under the Scheme and any Other Option Scheme; and

(b)          the number of Shares issued under any Profit Sharing Scheme during that and the preceding 9 years, exceed 10% of the ordinary share capital of the Company in issue at the end of that year.

(3)           3% in 3 year Limit

The total number of unissued Shares in respect of which Options may be granted under the Scheme in any year shall not, when aggregated with:

(a)           the number of Shares issued pursuant to options granted, or capable of issue pursuant to options granted, under the Scheme and any Other Option Scheme established by the Company after the date of adoption of the Scheme; and

(b)           the number of Shares issued under any Profit Sharing Scheme established by the Company after the date of adoption of the Scheme during that and the preceding two years, exceed 3% of the ordinary share capital of the Company in issue at the end of that year.

However, if options have been granted under a savings related share option scheme, this paragraph is modified in the following manner if it would then permit Options to be granted: the references to “3%” and “two years” become “5%” and “four years” respectively but the total number of Options granted under this Scheme must still be limited to 3% in each 3 year period.

(4)           Replacement Option Limit

The total number of unissued Shares in respect of which Options (other than Employee Options) may be granted under the Scheme at any time during the period of 4 years following Listing shall not exceed 2.5% of the ordinary share capital of the Company in issue at that time.

(5)           For the purpose of the limits contained in this Rule:

(a)           the number of Shares, if any, issued prior to the time at which such limits are applied (and whether issued on the exercise of any option or under a Profit Sharing Scheme) shall be adjusted in such manner as the Directors shall consider to be appropriate (subject to confirmation in writing by the Auditors that such adjustment is in their opinion fair and reasonable) in the event of an Issue or Reorganisation taking place after the issue of the Shares in question and prior to the time at which such limits are applied;

(b)           Shares under any option which has been released, cancelled or lapsed without being exercised shall be ignored;

(c)           “year” shall mean each financial period of twelve months of the Company.  If any financial period of the Company is materially longer or shorter than 12 months the limits shall be applied with appropriate adjustments;

(d)           to the extent that the Directors consider that the exercise of Options can be satisfied by the transfer of Shares already in issue those Options shall not be treated as granted over unissued Shares.

7.           LIMIT ON PARTICIPATION

(1)          Institutional shareholders guidelines limit

An Option shall not be granted under the Scheme to an Eligible Employee at any time if the aggregate Market Value of the Shares under the Option, when aggregated with the aggregate Market Value of Shares comprised in any option granted to him under the Scheme and any Other Executive Option Scheme during the period of ten years immediately preceding such time, would exceed four times his Group Remuneration.  However, the Market Value of any Shares which have lapsed or which have been issued on the exercise of any option by him shall be disregarded.

(2)           Revenue Limit

The aggregate market value of Shares which an Eligible Employee may acquire in pursuance of rights obtained under the Scheme or under any other scheme approved under Schedule 9 (other than a savings related share option scheme) established by the Company or by any associated company (within the meaning of Section 187(2) ICTA 1988) of the Company (and not exercised), such aggregate market value being determined at the time the rights are obtained, shall not exceed the Revenue Limit.

8.             EXERCISE OF OPTIONS

(1)           Save as provided in Rules 8, 9, 10, 13 and 14, an Option shall be capable of being exercised at any time following the earliest of:

(a)           the third anniversary of the Date of Grant;

(b)           the Participant’s death or ceasing to be in Employment by reason of retirement at any age at which the Participant is bound to retire in accordance with the terms of his contract of employment, redundancy, injury or disability;

(c)           the Participant ceasing to be in Employment by reason of the Participating Company by which he is employed ceasing to be under the Control of the Company or by reason of the transfer or sale of the undertaking or part of the undertaking in which he is employed to a person who is not under the Control of the Company;

(d)           the occurrence of the circumstances permitting the exercise of Options specified in Rule 13 or 14.

(2)           If an Option is subject to terms and conditions under Rule 4(1) it may only be exercised in accordance with those terms and conditions.

(3)           An Option may not be exercised by a Participant at any time when he is ineligible to participate in the Scheme by virtue of paragraph 8 of Schedule 9.

9.             LAPSE OF OPTION

(1)           Save as provided in Rules 9, 10, 13 and 14, an Option shall lapse to the extent that it has not been exercised (whether or not it became exercisable) by the earliest of:

(a)           the tenth anniversary of the Date of Grant;

(b)           the expiry of six months from the date on which the Participant ceases to be in Employment by reason of retirement at any age at which the Participant is bound to retire in accordance with the terms of his contract of employment, redundancy, injury or disability, or the date on which the Participant ceases to be in Employment by reason of the Participating Company by which he is employed ceasing to be under the Control of the Company or the transfer or sale of the undertaking or part of the undertaking in which he is employed to a person who is not under the Control of the Company;

(c)            the expiry of the period referred to in Rule 13(3) or, if appropriate, 13(4);

(d)           the expiry of the period referred to in Rule 14;

(c)            the date on which:

(i)            the Participant gives or is given notice to leave Employment if he subsequently ceases to be in Employment (and for the avoidance of doubt any purported exercise of the Option during the period of notice shall be of no effect); or

(ii)           the Participant ceases to be in Employment without any notice having been given in any circumstances other than death and those referred to in sub-paragraphs (b) and (c) of this paragraph unless (being female) she is entitled to exercise and subsequently does exercise the statutory right (or any corresponding contractual right) to resume Employment after an absence due to pregnancy or confinement.

(2)           If a Participant dies at any time when his Option is outstanding whether or not it is then capable of being exercised, (he Option shall be and remain capable of exercise until the expiry of twelve months from the date of his death but shall lapse earlier in the circumstances specified in Rule 13 or Rule 14.

(3)           An Option shall not lapse by virtue of this Rule if the occasion for lapse falls in a period when the Option is capable of being exercised under Rule 13 but the Option shall lapse on the expiry of that period or, if earlier, one year after the date of the Participant’s death.

10.          CESSATION OF EMPLOYMENT - SPECIAL CIRCUMSTANCES

(1)           If a Participant ceases to be in Employment, whether or not within the period specified in sub-rule 8(1)(a), in circumstances in which his Option is not exercisable under Rule 8 or would lapse immediately under Rule 9 the Directors, acting fairly and reasonably, may permit his Option to be exercisable in whole or in part during such period (but not later than one year after his death) and on such other terms as they may decide subject to the provisions of Rule 4.

(2)           If an Option would lapse at the end of any period specified in Rule 9 following the cessation of the Participant’s Employment the Directors may defer the lapse of his Option until the end of such longer period as they may determine, acting fairly and reasonably, but not later than one year after his death and not exceeding a period which expires three years and six months after the Date of Grant or, if longer, three years and six months after the last occasion on which the Participant exercised an option in circumstances qualifying for relief from income tax under Section 185 ICTA 1988.

(3)           If a Participant ceases to be in Employment but continues to provide services to the Group on a part-time basis as an employee or a director or on a self-employed basis the Directors may determine acting fairly and reasonably that his Option shall neither become exercisable nor lapse by virtue of such cessation and that Rules 8 to 10 shall apply when he subsequently ceases to provide services to the Group, or in such other circumstances as the Directors may determine, acting fairly and reasonably, with such modifications as are necessary.

11.          MANNER OF EXERCISE AND ISSUE OR TRANSFER OF SHARES

(1)           An Option may be exercised by the Participant giving notice of exercise in a form approved by the Directors to the Company accompanied by the relevant option certificate or deed of grant and payment of the total Acquisition Price of the Shares in respect, of which the Option is exercised.

(2)           The Company shall allot or procure the transfer of the Shares in respect of which the Option has been exercised within 30 days of the date of exercise.

(3)           The allotment or transfer of Shares under the Scheme is subject to obtaining any approval or consent required under the provisions of the document “Admission of Securities to Listing” published by the London Stock Exchange, or under the City Code on Take-overs and Mergers, or of any applicable regulations or enactment.

(4)           Shares issued under the Scheme will rank pari passu in all respects with issued Shares of the same class.  However, they will not be entitled to any rights attaching to Shares by reference to a record date prior to the date of exercise of the Option.

(5)           An Option may be exercised in whole or in part and, in the event of an Option being exercised in part the Directors may call in or cancel any outstanding option certificate or deed of grant and furnish the Participant with details of the date on which the Option was last exercised and the number of Shares outstanding under the Option. The Directors may determine, acting fairly and reasonably, that the Option may only be exercised in respect of a reasonable minimum number of Shares and/or in respect of a multiple of any round number of Shares, or in respect of the balance of Shares outstanding in the Option.

(6)           If Shares are listed on the London Stock Exchange, or if permission has been granted for the Shares to be dealt in on the Unlisted Securities Market, the Company shall apply to the London Stock Exchange for Shares issued under the Scheme to be admitted to the Official List or to be dealt in on the Unlisted Securities Market (unless listing or permission has already been granted).

12.          ISSUE OR REORGANISATION

(1)           In the event of any Issue or Reorganisation:

(a)           the number of Shares comprised in an Option; and/or

(b)           the Acquisition Price under an Option

may be adjusted in such manner as the Directors decide subject to the prior approval of the Inland Revenue and the written concurrence of the Auditors that in their opinion the adjustment is fair and reasonable.

(2)           Following an adjustment under paragraph (1) above, Shares must continue to comply with paragraphs 10 to 14 of Schedule 9.

(3)           If an Option relates to unissued Shares an adjustment under paragraph (1) above may reduce or further reduce the Acquisition Price below the nominal value of a Share if:

(a)           a part of the reserves of the Company equal to the difference between the adjusted Acquisition Price and the nominal value of the Shares concerned (“Relevant Amount”) may be capitalised if the Option is exercised so as to pay up the Relevant Amount; and

(b)           the Company has sufficient reserves available.

(4)           The Directors may notify Participants of any adjustments made under this Rule 12 and may call in, cancel, endorse, issue or reissue any option certificate or deed of grant following an adjustment.

13.         TAKEOVER AND RECONSTRUCTION

(1)           If:

(a)           a general offer is made to acquire the whole of the issued ordinary share capital of the Company (or such part thereof as is not at the time owned by the offeror or any company controlled by the offeror and/or persons acting in concert with the offeror) and after the announcement of the general offer the offeror (and any such companies and/or persons) acquires Control of the Company; or

(b)           a general offer is made to acquire the whole of the issued ordinary share capital of the Company (or such part thereof as aforesaid) by any person who (together with any company controlled by such person and/or persons acting in concert with him) has Control of the Company a Participant may, subject to the provisions of Rules 8(3), 9 and 13(3), be entitled to exercise his Option at any time during the period of six months following, in the case of an offer within paragraph (a) above, the date of the acquisition of Control and, in the case of an offer within paragraph (b) above, the date on which the offer is made or, if the offer was conditional, the later date on which the offer becomes unconditional.

(2)           The Company shall use its best endeavours to procure that if a Participant is allotted Shares pursuant to the exercise of Options in accordance with Rule 13(1) then if such Shares were not the subject of the said general offer the offeror shall make an offer to acquire from the Participant his Shares upon the same terms as Shares of the same class were acquired under the general offer.

(3)           If any person becomes entitled to give a notice under Sections 428 to 430F of the Companies Act 1985 to acquire any Shares (or would be so entitled but for the fact that there were no dissenting shareholders) the Directors shall forthwith notify each Participant thereof.  Upon the expiry of one month following such notification all unexercised Options will lapse.

(4)           If pursuant to a scheme of arrangement between the Company and its shareholders under Section 425 of the Companies Act 19S5 any company obtains Control of the Company the Directors may, acting fairly and reasonably, permit Options to become exercisable for such period and on such terms as they determine and they may determine that Options shall lapse at the end of any such period.  If they make no such determination Options shall neither become exercisable nor lapse upon the scheme of arrangement becoming effective.

However, the Directors may provide that any Option shall lapse on the scheme of arrangement becoming effective.

(5)           If any company (the “acquiring company”):

(a)           obtains Control of the Company as a result of making:

(i)            a general offer to acquire the whole of the issued share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(ii)            a general offer to acquire all the shares in the Company which are of the same class as the scheme shares; or

(b)           obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 425 of the Companies Act 1985; or

(c)           becomes bound or entitled to acquire Shares under sections 428 to 430F of the said Act of 1985 any Participant may at any time within the appropriate period, by agreement with the acquiring company, release his Option (“old rights”) in consideration of the grant to him of rights (“new rights”) which are equivalent to his Option but relate to shares in a different company (whether the acquiring company itself or some other company falling within paragraph 10(b) or (c) of Schedule 9).  “The appropriate period” and “equivalent” have the same meaning as in paragraph 15 of Schedule 9 and accordingly the new rights shall not be regarded for the purpose of the Scheme as equivalent to the old rights unless:

(a)           the shares to which they relate satisfy the conditions specified, in relation to scheme shares, in paragraphs 10 to 14 of Schedule 9; and

(b)           the new rights will be exercisable in the same manner as the old rights and subject to the provisions of the Scheme as it had effect immediately before the release of the old rights; and

(c)           the total market value, immediately before the release, of the shares which were subject to the Participant’s old rights is equal to the total market value, immediately after the grant of the shares in respect of which the new rights are granted to the Participant; and

(d)           the total amount payable by the Participant for the acquisition of shares in pursuance of the new rights is equal to the total amount that would have been payable for the acquisition of shares in pursuance of the old rights.

The new rights shall for the purposes of the Scheme be treated as having been granted at the time when the old rights were granted and references to Shares shall, in relation to the new rights, be taken as references to the shares of the company whose shares are scheme shares.  References to the Company shall be taken to be references to the company whose shares are scheme shares for the purpose of Rules 5, 8, 9, 11, 12, 13, 14, 15(5) and 15(6). The new rights shall not lapse as a result of the operation of Rule 13(3) following the event permitting the grant of such new rights.

14.          VOLUNTARY WINDING UP

If a resolution for a members’ voluntary winding up of the Company is passed (other than for the purpose of a reconstruction or amalgamation) a Participant may exercise his Option, subject to Rule 8(3), within three months of the date of the resolution.

15.          ADMINISTRATION

(1)           The Scheme shall be administered by the Directors whose decision on any matter concerning the Scheme shall be final and binding unless it is a matter on which the Auditors’ decision is final and binding.

(2)           The Directors shall act by a committee a majority of whom shall be non-executive in any matter concerning:

(a)           the selection of Eligible Employees; or

(b)           whether the requirements of any terms and conditions imposed under Rule 4(1) have been satisfied; or

(c)           the exercise of the discretions conferred by Rules 8, 10, 12 or 13(4); or

(d)           amendment of the Scheme.

(3)           The cost of establishing and operating the Scheme (including but not limited to stamp duty, stamp duty reserve tax and any other costs relating to the issue or transfer of Shares upon the exercise of Options) shall be borne by the Company.

(4)           In any matter in which they are required to act under these Rules the Auditors shall be deemed to be acting as experts and not as arbitrators and the Arbitration Acts 1950 and 1979 shall not apply and, save for manifest error, their decision shall be final and binding.

(5)           The Company shall use reasonable endeavours to ensure that there are sufficient authorised and unissued Shares available to be transferred to Participants to satisfy outstanding Options except to the extent that the Directors are satisfied that the Shares already in issue are or will be available to be transferred to satisfy outstanding Options.

(6)           All notices under the Scheme shall be in writing.  Any notice or other document to be served under the Scheme may be delivered or sent by first class recorded delivery post or telex or facsimile process, and if to the Company or to a Participating Company to their respective registered offices for the time being, and if to a Participant, to the Participant at the address which he shall give to the Company for the purpose, or failing any such address to his last known place of abode.

(7)           Any notice or document shall be deemed to have been served:

(a)           if delivered, at the time of delivery; or

(b)           if posted, at 10.00 a.m. on the second business day after it was put into the post; or

(c)           if sent by telex or facsimile process, at the time of despatch.

(8)           In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed, prepaid and posted or that the telex or facsimile message was properly addressed and despatched as the case may be.

(9)           Participation in the Scheme is a matter separate from any contract of employment and any benefit conferred by the Scheme shall not be counted for pension or any other purpose.

(10)         A Participant shall have no entitlement (and by applying for an option under the Scheme an individual shall be deemed irrevocably to have waived any entitlement) by way of compensation or damages resulting from the termination of the office or employment by virtue of which he is or may be eligible to participate in, or to exercise options under, the Scheme for the loss of any right or benefit or prospective right or benefit under the Scheme which he might otherwise have enjoyed whether the compensation is claimed for wrongful dismissal or otherwise.

16.          AMENDMENT

(1)           Subject to paragraph (2) below the Directors may by resolution at any time amend the rules in any respect except that any amendment made when the Scheme is approved under Schedule 9 shall not have effect without the prior approval of the Inland Revenue.

(2)           Subject to paragraph (4) below, no amendment to the advantage of Participants or Eligible Employees may be made:

(a)           to the consideration (if any) payable by an Eligible Employee for the grant of an Option;

(b)           to the definitions of “Acquisition Price”, “Eligible Employee”, “Employment”, “Grant Period”, “Group Remuneration” and “Issue or Reorganisation”;

(c)           which would alter to the advantage of Eligible Employees or Participants, any of the provisions of Rules 4, 5, 6, 7, 8, 9, 11(4), 11(6), 12, 13, 14 or paragraph (2) of this Rule;

without the prior approval by ordinary resolution of the Company in general meeting.

(3)           No amendment shall be made under paragraph (1) which would abrogate or materially affect adversely the subsisting rights of a Participant unless it is made with his written consent or by a resolution passed as if the Options constituted a separate class of share capital and the provisions of the Articles of Association of the Company and of the Companies Act 1985 relating to class meetings applied to that class mutatis mutandis.

(4)           Paragraph (2) shall not apply to any amendment which:

(a)            is confined to Options which do not involve the issue of new Shares (including the eligibility requirements and the terms of such Options insofar as they do not involve the issue of new Shares); or

(b)           is not so confined and:

(i)            is necessary or desirable in order to obtain or maintain Inland Revenue approval of the Scheme under Schedule 9 or any other enactment, or to comply with or take account of the provisions of any proposed or existing legislation or of any Inland Revenue practice or concession, or to obtain or maintain favourable taxation treatment of the Company, any Subsidiary or any Participant; and

(ii)            does not affect the basic principles of the Scheme.

17.          DURATION AND TERMINATION

No Options may be granted under the Scheme more than ten years after the date of adoption of the Scheme by the Company. The Directors may at any time terminate the Scheme and no further Options will be granted after that date, but Options granted before that date will continue to be valid and exercisable in accordance with these Rules.

SECTION B

1.             This Section shall incorporate all the provisions of Section A set out above (except as set out below).

2.             This Section shall not be approved by the Inland Revenue under Schedule 9 to the Income and Corporation Taxes Act 1988 and, accordingly, the definitions of “Approval”, “Remuneration”, “Revenue Limit” and “Schedule 9” shall not apply and references in the Scheme to these definitions and, in particular, Rule 7(2) shall have no effect.

3.             The Directors shall designate whether an Option is granted under Section A or B.

3 A.        In the case of Options granted under Section B.

(a)            Rule 4(2) shall be amended by the deletion of the words following the words “sub-rule (1)”;

(b)           Rule 4(3) shall be amended by the insertion of the following words at the end of Rule 4(3);

“or, in the event of the Merger Offer becoming unconditional, in a letter to the Participant issued after the Merger Offer becomes unconditional.”

(bc)         Rule 8(1) shall be amended by the insertion of a new sub-rule 8(aa); “

(aa)          The Merger Offer becoming unconditional.”

For the purposes of this paragraph 3A, the Merger Offer is the recommended offer by Flemings on behalf of the Company for the ordinary share capital of Chiroscience Group plc made on 6th July, 1999 or any subsequent variation, extension or renewal of such Merger Offer.

4.             The Directors may determine that any Option granted under Section B shall be subject to additional and/or modified terms and conditions, having regard to any securities, exchange control or taxation laws, regulations or practice which may have application to the Participant, Company or any Participating Company.  In particular the Directors may:

(a)           require a Participant to make such declarations and take such other action (if any) as may be required under, or as may be expedient or desirable for any purpose of, securities, tax or other law; and

(b)           adopt supplemental rules governing the granting of Options to, and the exercise of Options by, a Participant as may be required under, or as may be expedient or desirable for any purpose of, local securities, tax or other law but any modification and/or the adoption of supplemental rules shall conform with the basic principles of the Scheme and shall not materially advantage Eligible Employees or Participants as regards the matters specified in Rule 16(2).

5.             Notwithstanding the limits contained in Rule 6, the maximum aggregate number of Shares with respect to which there may be a grant of options, whether or not “incentive stock options” (“ISOs”) within the meaning of Section 422 of the US Internal Revenue Code of 1986, as amended (“the Code”), to United States employees is 350,000.

6.             If a Participant gives a notice of exercise of an Option the Directors may (if the Option relates to unissued Shares) in lieu of allotting shares in accordance with Rule 11 pay to the Participant a cash sum equal to the amount by which the value of the Shares for which the notice of exercise was given (calculated as the average of, the middle market prices on the London Stock Exchange for the three dealing days prior to the date of exercise or, if the Shares are not listed, on such other basis as the Directors determine) exceeds the aggregate Acquisition Price of those Shares.  If payment is made pursuant to this clause to a Participant he shall have no further rights in respect of the Shares for which the notice of exercise was given.  Any Participating Company may deduct any tax for which it is liable.

7.             Section B shall operate in the United States of America with the following modifications (as modified, the United States application of the Scheme shall hereinafter be referred to as the “Plan”):

(a)           The number and identity of Eligible Employees shall be limited by the Directors so that the Plan and any Options granted and Shares issuable or transferable under it shall comply with applicable law (including, but not limited to the securities laws of the United States or any State thereof).  Only Employees who are employees of the Company or a “subsidiary corporation” as defined in Section 424 of the Code shall be eligible to receive options which arc ISOs.

(b)           All Options granted under the Plan shall be evidenced by an instrument(s) in such form or forms as may from time to time be approved by the Directors which, among other things, shall set forth the manner in which a Participant may exercise such Option and the form of payment for the Shares issuable or transferable thereunder.

(c)           The Directors shall (i) administer the Plan, (ii) establish from time-to-time such rules and regulations as they may deem appropriate for the proper administration of the Plan, and (iii) make such determinations under, and such interpretations of, and take such steps in connection with, the Plan or Options as they may deem necessary or advisable.

(d)           If securities of the Company are subject to Section 16 of the US Securities Exchange Act of 1934, the Directors shall appoint a committee to administer the Plan (“the Committee”). The Committee shall be constituted to permit the Plan to comply with US SEC Rule 16b-3 and shall initially consist of not less than two Directors who are “disinterested persons” within the meaning of such rule.

(e)           Options under the Plan may be either ISOs under Section 422 of the Code or “nonqualified stock options”.  The Directors or the Committee shall have the sole authority and discretion as to whether and to whom to grant either type of Option; provided, however, that the terms of each Option shall specify clearly the type of Option granted and no Option shall permit a “tandem” exercise arrangement within the meaning of Temp.  Treas. Reg. S14a.422A-l(Q/A-21), (Q/A-39).

(f)            The following provisions shall apply if any Option is granted on terms that it shall qualify as an ISO:

(i)            The aggregate fair market value (determined as of the Date of Grant) of the Shares underlying one or more Options that are first exercisable in any calendar year (under all incentive stock option plans of the Company and its subsidiaries) shall not exceed the Sterling equivalent of U.S.$ 100,000 and for these purposes Options may be granted on a vesting basis.

(ii)           The Acquisition Price of the Shares covered by each Option shall not be less than the higher of the Acquisition Price determined in accordance with Section A and 100% of the fair market value of such Shares on the Date of Grant.

(iii)          An Option may not be exercisable more than 10 years after the Date of Grant.

(iv)          In no event shall any Eligible Employee be granted an Option if he, directly or by attribution pursuant to Section 424(d) of the Code, owns Shares possessing more than 10% of the total combined voting power of stock of the Company or any corporation which is considered a parent or a subsidiary of the Company within the meaning of subsections (e), (f) and (g) of Section 424 of the Code.

(v)           The terms of such Option shall provide that it is not transferable except by will or pursuant to the laws of descent and distribution, but shall permit any Option designated to be an ISO to be exercised within three months following the Participant’s termination of employment with the Company or any Subsidiary (within 12 months following the Participant’s death or disability) in those circumstances in which the U.K. Section would provide for early exercise.

(vi)          The Plan may be further modified to ensure that any Option that is intended to be an ISO under the Plan will comply with the requirements of Section 422 of the Code.

(g)           Subject to the provisions of paragraph 4(f), in the case of ISOs, the Directors or the Committee shall determine at the Date of Grant the term during which an Option may be exercised and whether any such Option shall be exercisable in one or more instalments.  Such an Option may also be subject to any other provision imposed by the Directors that is consistent with the purpose and intent of the Plan.

(h)           An Option may be subject to the requirement that Shares acquired pursuant to the exercise of such Option may only be transferred through such broker or brokers as shall be designated from time to time by the Company and submit to such holding periods as the Directors may require.

(i)            Each Option granted under the Plan is subject to the condition that if at any time the Directors, in their discretion, shall determine that the listing, registration or qualification of the Shares covered by such Option upon any securities exchange or under any State or Federal law is necessary or desirable as a condition of or in connection with the granting of such Option or the purchase or delivery of Shares thereunder, the delivery of any or all Shares pursuant to the exercise of the Option may be withheld unless and until such listing, registration or qualification shall have been effected.  If a registration statement is not in effect under the Securities Act of

1933 with respect to the Shares purchasable under Options then outstanding, the Directors may require, as a condition of exercise of any Option that a Participant represent in writing that the Shares received upon exercise of the Option are being acquired for investment and not with a view to distribution and agree that the Shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933.  The Company may endorse on certificates representing Shares issued or transferred upon the exercise of an Option such legend referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

(j)            In the event a transaction described in Rules 12 or 13 is a merger, reorganisation or other corporate transaction to which Section 424(h) of the Code would apply, any required adjustments to ISOs, including adjustments to the Acquisition Price and the number of Shares subject to ISOs, shall satisfy the requirements of Section 424 of the Code and regulations thereunder, so that no new ISO shall be deemed granted as a result of any such modification or substitution.

(k)           Rule 6 of this Section B shall be applicable to all Options issued under the Plan.

8.             Each Option granted under Section B of the Scheme is subject to the condition that an exercise of the Option shall not be valid unless the Participant has, in addition to complying with the other requirements of the Scheme, paid to the member of the Group which is (or, in the case of a Participant no longer employed by the Group, was) his employer, or, otherwise provided for (in a manner satisfactory to that member of the Group), an amount equal to the income tax and/or national insurance contributions (if appropriate) which any member of the Group may be required to deduct by reason of that exercise.